Exhibit 99.2
MACKINAC FINANCIAL CORPORATION
First Fiscal Year Certification of the Principal Financial Officer
Pursuant to Section 111(b) of EESA
Fiscal Year Ended December 31, 2009
I, Ernie R. Krueger, certify, based on my knowledge, that:
     (i) The compensation committee of Mackinac Financial Corporation has discussed, reviewed and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury and ending with the last day of the TARP recipient’s fiscal year containing that date (the applicable period), the senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to Mackinac Financial Corporation;
     (ii) The compensation committee of Mackinac Financial Corporation has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Mackinac Financial Corporation, and during that same applicable period has identified any features in the employee compensation plans that pose risks to Mackinac Financial Corporation and has limited those features to ensure that Mackinac Financial Corporation is not unnecessarily exposed to risks;
     (iii) The compensation committee has reviewed at least every six months during the applicable period, the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of Mackinac Financial Corporation to enhance the compensation of an employee, and has limited any such features;
     (iv) The compensation committee of Mackinac Financial Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
     (v) The compensation committee of Mackinac Financial Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:
(A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Mackinac Financial Corporation;
(B) Employee compensation plans that unnecessarily expose Mackinac Financial Corporation to risks; and
(C) Employee compensation plans that could encourage the manipulation of reported earnings of Mackinac Financial Corporation to enhance the compensation of an employee;
     (vi) Mackinac Financial Corporation has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEO’s and twenty next most highly compensated employees be subject to a recovery or “claw-back” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
     (vii) Mackinac Financial Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

     (viii) Mackinac Financial Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (ix) The board of directors of Mackinac Financial Corporation has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury; this policy has been provided to Treasury and its primary regulatory agency, and Mackinac Financial Corporation and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved. This policy, based upon comments received from the Treasury, will be revised and resubmitted;
     (x) Mackinac Financial Corporation will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between the TARP recipient and. Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (xi) Mackinac Financial Corporation will disclose the amount, nature and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus limitations identified in paragraph (viii);
     (xii) Mackinac Financial Corporation will disclose whether Mackinac Financial Corporation, the board of directors of Mackinac Financial Corporation, or the compensation committee of Mackinac Financial Corporation has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
     (xiii) Mackinac Financial Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;
     (xiv) Mackinac Financial Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Mackinac Financial Corporation and Treasury, including any amendments;
     (xv) Mackinac Financial Corporation has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees, with annual compensation of $100,000 or more, for the current fiscal year and the most recently completed fiscal year (2009), with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SE0 and most highly compensated employee identified; and
     (xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment or both.
Dated: May 26, 2010

/s/ Ernie R. Krueger
Ernie R. Krueger
Principal financial officer